Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $45.2 Million, or $1.30 Per Diluted Share, for Third Quarter 2024;
Declares Quarterly Cash Dividend of $0.48 Per Share

Walla Walla, WA - October 16, 2024 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $45.2 million, or $1.30 per diluted share, for the third quarter of 2024, compared to $39.8 million, or $1.15 per diluted share, for the preceding quarter and $45.9 million, or $1.33 per diluted share, for the third quarter of 2023. Net interest income was $135.7 million in the third quarter of 2024, compared to $132.5 million in the preceding quarter and $141.8 million in the third quarter a year ago. The increase in net interest income compared to the preceding quarter reflects an increase in interest-earning assets and net interest margin. The decrease in net interest income compared to the prior year quarter reflects an increase in funding costs, partially offset by an increase in yields on earning assets. Banner’s results for the preceding quarter included a $562,000 net loss on the sale of securities and for the third quarter a year ago a $2.7 million net loss recorded on the sale of securities, compared to no gain or loss during the current quarter as no securities were sold during the third quarter of 2024. Third quarter 2024 results included a $1.7 million provision for credit losses, down from $2.4 million in the preceding quarter and $2.0 million in the third quarter of 2023.
Net income was $122.5 million, or $3.54 per diluted share, for the nine months ended September 30, 2024, compared to $141.0 million, or $4.09 per diluted share, for the nine months ended September 30, 2023. Results for the nine months ended September 30, 2024 included a $4.6 million provision for credit losses, a $5.5 million net loss on the sale of securities and a $1.1 million net decrease in the fair value adjustments on financial instruments carried at fair value, compared to an $8.3 million provision for credit losses, a $14.4 million net loss on the sale of securities and a $4.4 million net decrease in the fair value adjustments on financial instruments carried at fair value during the same period in 2023.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.48 per share payable November 15, 2024, to common shareholders of record on November 5, 2024.
“Banner’s third quarter operating results reflect the continued successful execution of our super community bank strategy, which emphasizes growing new client relationships, maintaining our core funding position, promoting client loyalty and advocacy through our responsive service model, and sustaining a moderate risk profile,” said Mark Grescovich, President and CEO. “Our earnings for the third quarter of 2024 benefited from our solid year over year loan growth coupled with our expanded net interest margin. Additionally, Banner's credit metrics continue to be strong, our reserve for loan losses remained solid, and our capital base continues to be robust. We continue to benefit from a strong core deposit base that has been resilient in a highly competitive environment, with core deposits representing 89% of total deposits at quarter end. Banner has upheld its core values for the past 133 years, which are to do the right thing for our clients, communities, colleagues, company and shareholders; and to provide consistent and reliable strength through all economic cycles and change events.”
At September 30, 2024, Banner, on a consolidated basis, had $16.19 billion in assets, $11.07 billion in net loans and $13.54 billion in deposits. Banner operates 135 full-service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - Third Quarter 2024 Results
October 16, 2024

Third Quarter 2024 Highlights
•Revenue was $153.7 million for the third quarter of 2024, compared to $149.7 million in the preceding quarter and $154.4 million in the third quarter a year ago.
•Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $153.7 million in the third quarter of 2024, compared to $150.5 million in the preceding quarter and $157.7 million in the third quarter a year ago.
•Net interest income was $135.7 million in the third quarter of 2024, compared to $132.5 million in the preceding quarter and $141.8 million in the third quarter a year ago.
•Net interest margin, on a tax equivalent basis, was 3.72%, compared to 3.70% in the preceding quarter and 3.93% in the third quarter a year ago.
•Mortgage banking operations revenue was $3.2 million for the third quarter of 2024, compared to $3.0 million in the preceding quarter and $2.0 million in the third quarter a year ago.
•Return on average assets was 1.13%, compared to 1.02% in the preceding quarter and 1.17% in the third quarter a year ago.
•Net loans receivable increased 1% to $11.07 billion at September 30, 2024, compared to $10.99 billion at June 30, 2024, and increased 6% compared to $10.46 billion at September 30, 2023.
•Non-performing assets were $45.2 million, or 0.28% of total assets, at September 30, 2024, compared to $33.3 million, or 0.21% of total assets, at June 30, 2024 and $26.8 million, or 0.17% of total assets, at September 30, 2023.
•The allowance for credit losses - loans was $154.6 million, or 1.38% of total loans receivable, as of September 30, 2024, compared to $152.8 million, or 1.37% of total loans receivable, as of June 30, 2024 and $147.0 million, or 1.38% of total loans receivable, as of September 30, 2023.
•Total deposits increased to $13.54 billion at September 30, 2024, compared to $13.08 billion at June 30, 2024 and $13.17 billion at September 30, 2023.
•Core deposits represented 89% of total deposits at September 30, 2024.
•Dividends paid to shareholders were $0.48 per share in the quarter ended September 30, 2024.
•Common shareholders’ equity per share increased 6% to $52.06 at September 30, 2024, compared to $49.07 at the preceding quarter end, and increased 18% from $44.27 at September 30, 2023.
•Tangible common shareholders’ equity per share* increased 8% to $41.12 at September 30, 2024, compared to $38.12 at the preceding quarter end, and increased 24% from $33.22 at September 30, 2023.

*Non-GAAP (Generally Accepted Accounting Principles) financial measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $135.7 million in the third quarter of 2024, compared to $132.5 million in the preceding quarter and $141.8 million in the third quarter a year ago. Net interest margin on a tax equivalent basis increased two basis points to 3.72% for the third quarter of 2024, compared to 3.70% in the preceding quarter, and decreased compared to 3.93% in the third quarter a year ago. Net interest margin for the current quarter benefited from increased yields on loans due to new loans being originated at higher interest rates and adjustable rate loans repricing higher, partially offset by increased funding costs. On September 18, 2024, the Federal Open Market Committee of the Federal Reserve System decreased the target range for the federal funds rate by 50 basis points, and as the change occurred late in the third quarter of 2024, it had minimal impact on our current quarter net interest margin.
Average yields on interest-earning assets increased eight basis points to 5.33% for the third quarter of 2024, compared to 5.25% for the preceding quarter, and increased compared to 4.94% in the third quarter a year ago. Average loan yields increased eight basis points to 6.04%, compared to 5.96% in the preceding quarter, and increased compared to 5.65% in the third quarter a year ago. The increase in average yields, especially loans, during the current quarter reflects the benefit of originating new loans at higher interest rates as well as adjustable rate loans repricing higher.
Total deposit costs increased 11 basis points to 1.61% in the third quarter of 2024, compared to 1.50% in the preceding quarter, and increased compared to 0.94% in the third quarter a year ago. The increase in deposit costs was due to a larger percentage of growth in higher costing deposits during the quarter. The average rate paid on borrowings increased one basis-point to 5.08% in the third quarter of 2024, compared to 5.07% in the preceding quarter, and increased compared to 4.64% in the third quarter a year ago. The total cost of funding liabilities increased seven basis points to 1.73% during the third quarter of 2024, compared to 1.66% in the preceding quarter, and increased compared to 1.08% in the third quarter a year ago.
A $1.7 million provision for credit losses was recorded in the current quarter (comprised of a $2.0 million provision for credit losses - loans, a $262,000 recapture of provision for credit losses - unfunded loan commitments and a $13,000 recapture of provision for credit losses - held-to-maturity debt securities). This compares to a $2.4 million provision for credit losses in the prior quarter (comprised of a $2.0 million provision for credit losses - loans, a $430,000 provision for credit losses - unfunded loan commitments and a $14,000 recapture of provision for credit losses - held-to-maturity debt securities) and a $2.0 million provision for credit losses in the third quarter a year ago (comprised of a $2.9 million provision for credit losses - loans, a $346,000 provision for credit losses - unfunded loan commitments, a $1.3 million recapture of provision for credit losses - available for sale securities and a $12,000 recapture of provision for credit losses - held-to-maturity debt securities). The provision for credit losses for the current quarter primarily reflected an increase in the reserve for non-performing collateral dependent loans.

BANR - Third Quarter 2024 Results
October 16, 2024

Total non-interest income was $18.1 million in the third quarter of 2024, compared to $17.2 million in the preceding quarter and $12.7 million in the third quarter a year ago. The increase in non-interest income during the current quarter compared to the preceding quarter was primarily due to a $562,000 decrease in the net loss recognized on the sale of securities. The increase in non-interest income during the current quarter compared to the prior year quarter was primarily due to a $1.1 million increase in mortgage banking operations revenue, a $2.7 million decrease in the net loss recognized on the sale of securities and a $693,000 decrease in the net loss recognized for fair value adjustments on financial instruments carried at fair value. Total non-interest income was $46.9 million for the nine months ended September 30, 2024, compared to $30.4 million for the same period a year earlier.
Mortgage banking operations revenue was $3.2 million in the third quarter of 2024, compared to $3.0 million in the preceding quarter and $2.0 million in the third quarter a year ago. The volume of one- to four-family loans sold during the current quarter increased compared to the preceding and prior year quarters, although overall volumes remained low due to reduced refinancing and purchase activity in the current rate environment. The increase in mortgage banking operations revenue from the preceding quarter was also impacted by increases in the pricing on the one- to four-family loans sold during the current quarter. Home purchase activity accounted for 88% of one- to four-family mortgage loan originations in the third quarter of 2024, 89% in the preceding quarter and 90% in the third quarter of 2023.
Total non-interest expense was $96.3 million in the third quarter of 2024, compared to $98.1 million in the preceding quarter and $95.9 million in the third quarter of 2023. The decrease in non-interest expense for the current quarter compared to the prior quarter reflects a $2.0 million decrease in salary and employee benefits, primarily resulting from decreased medical premiums expense and unemployment and workers compensation expense. The increase in non-interest expense for the current quarter compared to the same quarter a year ago primarily reflects increases in salary and employee benefits and real estate operations, net expenses, partially offset by a decrease in professional and legal expenses. For the nine months ended September 30, 2024, total non-interest expense was $292.1 million, compared to $285.9 million for the nine months ended September 30, 2023. Banner’s efficiency ratio was 62.63% for the third quarter of 2024, compared to 65.53% in the preceding quarter and 62.10% in the same quarter a year ago. Banner’s adjusted efficiency ratio, a non-GAAP financial measure, was 61.27% for the third quarter of 2024, compared to 63.60% in the preceding quarter and 59.00% in the year ago quarter. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.
Balance Sheet Review
Total assets increased to $16.19 billion at September 30, 2024, compared to $15.82 billion at June 30, 2024, and $15.51 billion at September 30, 2023. Securities and interest-bearing deposits held at other banks totaled $3.50 billion at September 30, 2024, compared to $3.27 billion at June 30, 2024 and $3.44 billion at September 30, 2023. The increase compared to the prior quarter was primarily due to an increase in interest-bearing deposit balances. The average effective duration of the securities portfolio was approximately 6.3 years at September 30, 2024, compared to 6.8 years at September 30, 2023.
Total loans receivable increased to $11.22 billion at September 30, 2024, compared to $11.14 billion at June 30, 2024, and $10.61 billion at September 30, 2023. One- to four-family residential loans decreased 2% to $1.58 billion at September 30, 2024, compared to $1.60 billion at June 30, 2024, and increased 9% compared to $1.44 billion at September 30, 2023. The decrease in one- to four-family residential loans from the prior quarter was primarily the result of the transfer of $47.5 million of one- to four-family residential loans from portfolio to held for sale. The increase in one- to four-family residential loans from the prior year was primarily the result of one- to four-family construction loans converting to one- to four-family portfolio loans upon the completion of the construction phase and new loan production. Multifamily real estate loans increased 24% to $889.9 million at September 30, 2024, compared to $717.1 million at June 30, 2024, and increased 16% compared to $766.6 million at September 30, 2023. The increase in multifamily real estate loans from June 30, 2024 and September 30, 2023 was primarily the result of the conversion of multifamily construction loans to the multifamily portfolio upon the completion of the construction phase. The increase from the prior year also reflects the transfer of $43.5 million of multifamily loans held for sale to the held for investment loan portfolio in the fourth quarter of 2023, partially offset by the transfer of certain affordable housing loans to small balance commercial real estate loans. Construction, land and land development loans decreased 9% to $1.53 billion at September 30, 2024, compared to $1.68 billion at June 30, 2024, and increased 1% compared to $1.50 billion at September 30, 2023. The decrease in construction, land and land development loans was primarily the result of multifamily construction loans converting to multifamily portfolio loans upon the completion of the construction phase. Agricultural business loans increased 4% to $346.7 million at September 30, 2024, compared to $334.6 million at June 30, 2024 and increased 4% compared to $334.6 million at September 30, 2023, primarily due to advances on agricultural lines of credit.
Loans held for sale were $78.8 million at September 30, 2024, compared to $13.4 million at June 30, 2024 and $54.2 million at September 30, 2023. One- to four- family residential mortgage held for sale loans sold in the current quarter totaled $95.0 million, compared to $75.0 million in the preceding quarter and $87.3 million in the third quarter a year ago. The increase in loans held for sale was primarily the result of the transfer of $47.5 million of one- to four-family residential loans from portfolio to held for sale during the current quarter. The increase from the prior year was partially offset by the previously mentioned transfer of multifamily loans held for sale to the held for investment loan portfolio in the fourth quarter of 2023. There were no multifamily loans held for sale at September 30, 2024 or June 30, 2024.
Total deposits increased to $13.54 billion at September 30, 2024, compared to $13.08 billion at June 30, 2024 and $13.17 billion a year ago. Core deposits increased 4% to $12.02 billion at September 30, 2024, compared to $11.55 billion at June 30, 2024, and increased 3% compared to $11.72 billion at September 30, 2023. The increase in core deposits compared to the prior quarter primarily reflects normal seasonal increases primarily from agricultural clients. The increase in core deposits compared to the prior year quarter primarily reflects an increase in third-party insured sweep accounts. Core deposits were 89% of total deposits at September 30, 2024, compared to 88% of total deposits at June 30, 2024 and 89% of total deposits at September 30, 2023. Certificates of deposit decreased slightly to $1.52 billion at September 30, 2024, compared to $1.53 billion at June 30, 2024, and increased 4% compared to $1.46 billion a year earlier. The decrease in certificates of deposit during the current quarter compared to the preceding quarter was principally due to a $55.0 million decrease in brokered deposits. The increase in certificates of deposit during the current quarter compared to the third quarter a year ago was principally due to clients seeking higher yields moving funds from core deposit accounts to higher yielding certificates of deposits, partially offset by a $112.5 million decrease in brokered deposits.

BANR - Third Quarter 2024 Results
October 16, 2024

FHLB advances were $230.0 million at September 30, 2024, compared to $398.0 million at June 30, 2024 and $140.0 million a year ago. At September 30, 2024, off-balance sheet liquidity included additional borrowing capacity of $3.23 billion at the FHLB and $1.53 billion at the Federal Reserve as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
At September 30, 2024, total common shareholders’ equity was $1.79 billion, or 11.08% of total assets, compared to $1.69 billion or 10.69% of total assets at June 30, 2024, and $1.52 billion or 9.81% of total assets at September 30, 2023. The increase in total common shareholders’ equity at September 30, 2024 compared to June 30, 2024 was due to a $28.4 million increase in retained earnings as a result of $45.2 million in net income, partially offset by the accrual of $16.7 million of cash dividends during the third quarter of 2024, as well as a decrease in accumulated other comprehensive loss of $72.0 million as the result of an increase in the fair value of the security portfolio. At September 30, 2024, tangible common shareholders’ equity, a non-GAAP financial measure, was $1.42 billion, or 8.96% of tangible assets, compared to $1.31 billion, or 8.51% of tangible assets, at June 30, 2024, and $1.14 billion, or 7.54% of tangible assets, a year ago. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.
Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At September 30, 2024, Banner’s estimated common equity Tier 1 capital ratio was 12.30%, its estimated Tier 1 leverage capital to average assets ratio was 10.91%, and its estimated total capital to risk-weighted assets ratio was 14.92%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $154.6 million, or 1.38% of total loans receivable and 359% of non-performing loans, at September 30, 2024, compared to $152.8 million, or 1.37% of total loans receivable and 498% of non-performing loans, at June 30, 2024, and $147.0 million, or 1.38% of total loans receivable and 560% of non-performing loans, at September 30, 2023. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $13.8 million at September 30, 2024, compared to $14.0 million at June 30, 2024, and $15.0 million at September 30, 2023. Net loan charge-offs totaled $230,000 in the third quarter of 2024, compared to $245,000 in the preceding quarter and $663,000 in the third quarter a year ago. Non-performing loans were $43.0 million at September 30, 2024, compared to $30.7 million at June 30, 2024, and $26.3 million a year ago.
An increase in adversely classified loans, offset in part by payoffs and paydowns, resulted in total substandard loans of $150.1 million as of September 30, 2024. This compares to $122.0 million as of June 30, 2024 and $124.5 million a year ago.
Total non-performing assets were $45.2 million, or 0.28% of total assets, at September 30, 2024, compared to $33.3 million, or 0.21% of total assets, at June 30, 2024, and $26.8 million, or 0.17% of total assets, a year ago.
Conference Call
Banner will host a conference call on Thursday October 17, 2024, at 8:00 a.m. PDT, to discuss its third quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 433614 to participate in the call. A replay of the call will be available at www.bannerbank.com.
About the Company
Banner Corporation is a $16.19 billion bank holding company operating a commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - Third Quarter 2024 Results
October 16, 2024

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
Factors that could cause Banner’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: (1) adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a recession or slowed economic growth, or increased political instability due to acts of war; (2) changes in the interest rate environment, including increases or decreases in the Board of Governors of the Federal Reserve System (the “Federal Reserve”) benchmark rate and duration at which such interest rate levels are maintained, which could affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; (3) the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; (4) the effects of any federal government shutdown; (5) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (6) expectations regarding key growth initiatives and strategic priorities; (7) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (8) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (9) competitive pressures among depository institutions; (10) the effect of inflation on interest rate movements and their impact on client behavior and net interest margin; (11) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (12) fluctuations in real estate values; (13) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (14) the ability to access cost-effective funding; (15) disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; (16) changes in financial markets; (17) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (18) the costs, effects and outcomes of litigation; (19) legislation or regulatory changes, including but not limited to changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (20) changes in accounting principles, policies or guidelines; (21) future acquisitions by Banner of other depository institutions or lines of business; (22) future goodwill impairment due to changes in Banner’s business or changes in market conditions; (23) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (24) environmental, social and governance goals and targets; (25) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (26) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - Third Quarter 2024 Results
October 16, 2024

RESULTS OF OPERATIONS	Quarters Ended			Nine Months Ended
(in thousands except shares and per share data)	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
INTEREST INCOME:
Loans receivable	$168,338	$161,191	$149,254	$486,004	$423,359
Mortgage-backed securities	16,357	16,708	17,691	49,999	54,954
Securities and cash equivalents	11,146	11,239	12,119	33,664	39,521
Total interest income	195,841	189,138	179,064	569,667	517,834
INTEREST EXPENSE:
Deposits	53,785	48,850	31,001	147,248	60,784
Federal Home Loan Bank (FHLB) advances	2,263	3,621	2,233	8,856	8,654
Other borrowings	1,147	1,160	1,099	3,482	2,251
Subordinated debt	2,971	2,961	2,965	8,901	8,549
Total interest expense	60,166	56,592	37,298	168,487	80,238
Net interest income	135,675	132,546	141,766	401,180	437,596
PROVISION FOR CREDIT LOSSES	1,692	2,369	2,027	4,581	8,267
Net interest income after provision for credit losses	133,983	130,177	139,739	396,599	429,329
NON-INTEREST INCOME:
Deposit fees and other service charges	10,741	10,590	10,916	32,353	32,078
Mortgage banking operations	3,180	3,006	2,049	8,521	6,426
Bank-owned life insurance	2,445	2,367	2,062	7,049	6,636
Miscellaneous	1,658	1,988	942	5,538	4,010
	18,024	17,951	15,969	53,461	49,150
Net loss on sale of securities	—	(562)	(2,657)	(5,465)	(14,436)
Net change in valuation of financial instruments carried at fair value	39	(190)	(654)	(1,143)	(4,357)
Total non-interest income	18,063	17,199	12,658	46,853	30,357
NON-INTEREST EXPENSE:
Salary and employee benefits	61,832	63,831	61,091	188,032	184,452
Less capitalized loan origination costs	(4,354)	(4,639)	(4,498)	(12,669)	(12,386)
Occupancy and equipment	12,040	12,128	11,722	36,630	35,686
Information and computer data services	7,134	7,240	7,118	21,694	21,347
Payment and card processing services	5,346	5,691	5,172	16,747	14,459
Professional and legal expenses	2,102	1,201	3,042	4,833	7,563
Advertising and marketing	1,161	1,198	1,362	3,438	3,108
Deposit insurance	2,874	2,858	2,874	8,541	7,603
State and municipal business and use taxes	1,432	1,394	1,359	4,130	3,888
Real estate operations, net	103	297	(383)	180	(585)
Amortization of core deposit intangibles	590	724	857	2,037	2,898
Miscellaneous	6,031	6,205	6,175	18,467	17,884
Total non-interest expense	96,291	98,128	95,891	292,060	285,917
Income before provision for income taxes	55,755	49,248	56,506	151,392	173,769
PROVISION FOR INCOME TAXES	10,602	9,453	10,652	28,885	32,769
NET INCOME	$45,153	$39,795	$45,854	$122,507	$141,000
Earnings per common share:
Basic	$1.31	$1.15	$1.33	$3.56	$4.11
Diluted	$1.30	$1.15	$1.33	$3.54	$4.09
Cumulative dividends declared per common share	$0.48	$0.48	$0.48	$1.44	$1.44
Weighted average number of common shares outstanding:
Basic	34,498,830	34,488,163	34,379,865	34,459,662	34,331,458
Diluted	34,650,322	34,537,012	34,429,726	34,575,498	34,439,214
Increase in common shares outstanding	936	60,531	1,322	108,319	151,931

BANR - Third Quarter 2024 Results
October 16, 2024

FINANCIAL CONDITION					Percentage Change
(in thousands except shares and per share data)	Sep 30, 2024	Jun 30, 2024	Dec 31, 2023	Sep 30, 2023	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$226,568	$195,163	$209,634	$207,171	16%	9%
Interest-bearing deposits	252,227	52,295	44,830	44,535	382%	466%
Total cash and cash equivalents	478,795	247,458	254,464	251,706	93%	90%
Securities – trading	—	—	—	25,268	nm	(100)%
Securities - available for sale, amortized cost $2,523,968, $2,572,544, $2,729,980 and $2,774,972, respectively	2,237,939	2,197,693	2,373,783	2,287,993	2%	(2)%
Securities - held to maturity, fair value $879,278, $852,709, $907,514 and $853,653, respectively	1,013,903	1,023,028	1,059,055	1,082,156	(1)%	(6)%
Total securities	3,251,842	3,220,721	3,432,838	3,395,417	1%	(4)%
FHLB stock	19,751	27,311	24,028	15,600	(28)%	27%
Loans held for sale	78,841	13,421	11,170	54,158	487%	46%
Loans receivable	11,224,606	11,143,848	10,810,455	10,611,417	1%	6%
Allowance for credit losses – loans	(154,585)	(152,848)	(149,643)	(146,960)	1%	5%
Net loans receivable	11,070,021	10,991,000	10,660,812	10,464,457	1%	6%
Accrued interest receivable	66,981	67,520	63,100	61,040	(1)%	10%
Property and equipment, net	125,256	126,465	132,231	136,504	(1)%	(8)%
Goodwill	373,121	373,121	373,121	373,121	—%	—%
Other intangibles, net	3,647	4,237	5,684	6,542	(14)%	(44)%
Bank-owned life insurance	310,400	307,948	304,366	303,347	1%	2%
Operating lease right-of-use assets	38,192	39,628	43,731	43,447	(4)%	(12)%
Other assets	371,829	397,364	364,846	402,541	(6)%	(8)%
Total assets	$16,188,676	$15,816,194	$15,670,391	$15,507,880	2%	4%
LIABILITIES
Deposits:
Non-interest-bearing	$4,688,244	$4,537,803	$4,792,369	$5,197,854	3%	(10)%
Interest-bearing transaction and savings accounts	7,328,051	7,016,327	6,759,661	6,518,385	4%	12%
Interest-bearing certificates	1,521,853	1,525,133	1,477,467	1,458,313	—%	4%
Total deposits	13,538,148	13,079,263	13,029,497	13,174,552	4%	3%
Advances from FHLB	230,000	398,000	323,000	140,000	(42)%	64%
Other borrowings	154,533	165,956	182,877	188,440	(7)%	(18)%
Subordinated notes, net	80,170	89,561	92,851	92,748	(10)%	(14)%
Junior subordinated debentures at fair value	66,257	66,831	66,413	66,284	(1)%	—%
Operating lease liabilities	42,318	44,056	48,659	48,642	(4)%	(13)%
Accrued expenses and other liabilities	237,128	235,515	228,428	231,478	1%	2%
Deferred compensation	46,401	46,246	45,975	45,129	—%	3%
Total liabilities	14,394,955	14,125,428	14,017,700	13,987,273	2%	3%
SHAREHOLDERS’ EQUITY
Common stock	1,304,792	1,302,236	1,299,651	1,297,307	—%	1%
Retained earnings	714,472	686,079	642,175	616,215	4%	16%
Accumulated other comprehensive loss	(225,543)	(297,549)	(289,135)	(392,915)	(24)%	(43)%
Total shareholders’ equity	1,793,721	1,690,766	1,652,691	1,520,607	6%	18%
Total liabilities and shareholders’ equity	$16,188,676	$15,816,194	$15,670,391	$15,507,880	2%	4%
Common Shares Issued:
Shares outstanding at end of period	34,456,688	34,455,752	34,348,369	34,345,949
Common shareholders’ equity per share (1)	$52.06	$49.07	$48.12	$44.27
Common shareholders’ tangible equity per share (1) (2)	$41.12	$38.12	$37.09	$33.22
Common shareholders’ equity to total assets	11.08%	10.69%	10.55%	9.81%
Common shareholders’ tangible equity to tangible assets (2)	8.96%	8.51%	8.33%	7.54%
Consolidated Tier 1 leverage capital ratio	10.91%	10.80%	10.56%	10.40%

nm	Not meaningful
(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2024 Results
October 16, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
					Percentage Change
LOANS	Sep 30, 2024	Jun 30, 2024	Dec 31, 2023	Sep 30, 2023	Prior Qtr	Prior Yr Qtr

Commercial real estate (CRE):
Owner-occupied	$990,516	$950,922	$915,897	$911,540	4%	9%
Investment properties	1,583,863	1,536,142	1,541,344	1,530,087	3%	4%
Small balance CRE	1,218,822	1,234,302	1,178,500	1,169,828	(1)%	4%
Multifamily real estate	889,866	717,089	811,232	766,571	24%	16%
Construction, land and land development:
Commercial construction	124,051	173,296	170,011	168,061	(28)%	(26)%
Multifamily construction	524,108	663,989	503,993	453,129	(21)%	16%
One- to four-family construction	507,350	490,237	526,432	536,349	3%	(5)%
Land and land development	370,690	352,184	336,639	346,362	5%	7%
Commercial business:
Commercial business	1,281,615	1,298,134	1,255,734	1,263,747	(1)%	1%
Small business scored	1,087,714	1,074,465	1,022,154	1,000,714	1%	9%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	346,686	334,583	331,089	334,626	4%	4%
One- to four-family residential	1,575,164	1,603,266	1,518,046	1,438,694	(2)%	9%
Consumer:
Consumer—home equity revolving lines of credit	622,615	611,739	588,703	579,836	2%	7%
Consumer—other	101,546	103,500	110,681	111,873	(2)%	(9)%
Total loans receivable	$11,224,606	$11,143,848	$10,810,455	$10,611,417	1%	6%
Loans 30 - 89 days past due and on accrual	$13,030	$11,850	$19,744	$6,108
Total delinquent loans (including loans on non-accrual), net	$44,656	$32,081	$43,164	$28,312
Total delinquent loans / Total loans receivable	0.40%	0.29%	0.40%	0.27%

LOANS BY GEOGRAPHIC LOCATION						Percentage Change
	Sep 30, 2024		Jun 30, 2024	Dec 31, 2023	Sep 30, 2023	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount	Amount

Washington	$5,203,637	46%	$5,182,378	$5,095,602	$5,046,028	—%	3%
California	2,796,965	25%	2,787,190	2,670,923	2,570,175	—%	9%
Oregon	2,108,229	19%	2,072,153	1,974,001	1,929,531	2%	9%
Idaho	652,148	6%	641,209	610,064	600,648	2%	9%
Utah	85,316	1%	80,295	68,931	57,711	6%	48%
Other	378,311	3%	380,623	390,934	407,324	(1)%	(7)%
Total loans receivable	$11,224,606	100%	$11,143,848	$10,810,455	$10,611,417	1%	6%

BANR - Third Quarter 2024 Results
October 16, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended
	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023
Commercial real estate	$114,372	$102,258	$62,337
Multifamily real estate	314	2,774	12,725
Construction and land	472,506	546,675	421,656
Commercial business	179,871	167,168	157,833
Agricultural business	5,877	22,255	17,466
One-to four-family residential	24,488	34,498	43,622
Consumer	96,137	120,470	70,043
Total loan originations (excluding loans held for sale)	$893,565	$996,098	$785,682

BANR - Third Quarter 2024 Results
October 16, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES – LOANS	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023
Balance, beginning of period	$152,848	$151,140	$144,680
Provision for credit losses – loans	1,967	1,953	2,943
Recoveries of loans previously charged off:
Commercial real estate	65	98	170
Construction and land	—	—	29
One- to four-family real estate	14	17	59
Commercial business	613	324	403
Agricultural business, including secured by farmland	1	195	19
Consumer	41	112	126
	734	746	806
Loans charged off:
Commercial real estate	—	(347)	—
Construction and land	(145)	—	—
Commercial business	(414)	(137)	(616)
Agricultural business, including secured by farmland	—	—	(564)
Consumer	(405)	(507)	(289)
	(964)	(991)	(1,469)
Net charge-offs	(230)	(245)	(663)
Balance, end of period	$154,585	$152,848	$146,960
Net charge-offs / Average loans receivable	(0.002)%	(0.002)%	(0.006)%

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES – LOANS	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023
Commercial real estate	$40,040	$39,064	$44,016
Multifamily real estate	10,233	8,253	8,804
Construction and land	28,322	31,597	29,389
One- to four-family real estate	20,463	20,906	17,925
Commercial business	39,779	38,835	34,065
Agricultural business, including secured by farmland	5,340	4,045	3,718
Consumer	10,408	10,148	9,043
Total allowance for credit losses – loans	$154,585	$152,848	$146,960
Allowance for credit losses - loans / Total loans receivable	1.38%	1.37%	1.38%
Allowance for credit losses - loans / Non-performing loans	359%	498%	560%

	Quarters Ended
CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023
Balance, beginning of period	$14,027	$13,597	$14,664
(Recapture) provision for credit losses - unfunded loan commitments	(262)	430	346
Balance, end of period	$13,765	$14,027	$15,010

BANR - Third Quarter 2024 Results
October 16, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
NON-PERFORMING ASSETS
	Sep 30, 2024	Jun 30, 2024	Dec 31, 2023	Sep 30, 2023
Loans on non-accrual status:
Secured by real estate:
Commercial	$2,127	$2,326	$2,677	$1,365
Construction and land	4,286	3,999	3,105	5,538
One- to four-family	9,592	8,184	5,702	5,480
Commercial business	10,705	8,694	9,002	5,289
Agricultural business, including secured by farmland	7,703	1,586	3,167	3,170
Consumer	4,636	3,380	3,204	3,378
	39,049	28,169	26,857	24,220
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	2,258	—	—	—
Construction and land	380	—	1,138	—
One- to four-family	961	1,861	1,205	1,799
Commercial business	—	—	1	—
Consumer	359	692	401	245
	3,958	2,553	2,745	2,044
Total non-performing loans	43,007	30,722	29,602	26,264
REO	2,221	2,564	526	546
Total non-performing assets	$45,228	$33,286	$30,128	$26,810
Total non-performing assets to total assets	0.28%	0.21%	0.19%	0.17%

LOANS BY CREDIT RISK RATING
	Sep 30, 2024	Jun 30, 2024	Dec 31, 2023	Sep 30, 2023
Pass	$11,022,014	$10,971,850	$10,671,281	$10,467,498
Special Mention	52,497	50,027	13,732	19,394
Substandard	150,095	121,971	125,442	124,525
Total	$11,224,606	$11,143,848	$10,810,455	$10,611,417

BANR - Third Quarter 2024 Results
October 16, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION					Percentage Change
	Sep 30, 2024	Jun 30, 2024	Dec 31, 2023	Sep 30, 2023	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$4,688,244	$4,537,803	$4,792,369	$5,197,854	3%	(10)%
Interest-bearing checking	2,344,561	2,208,742	2,098,526	2,006,866	6%	17%
Regular savings accounts	3,339,859	3,192,036	2,980,530	2,751,453	5%	21%
Money market accounts	1,643,631	1,615,549	1,680,605	1,760,066	2%	(7)%
Total interest-bearing transaction and savings accounts	7,328,051	7,016,327	6,759,661	6,518,385	4%	12%
Total core deposits	12,016,295	11,554,130	11,552,030	11,716,239	4%	3%
Interest-bearing certificates	1,521,853	1,525,133	1,477,467	1,458,313	—%	4%
Total deposits	$13,538,148	$13,079,263	$13,029,497	$13,174,552	4%	3%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Sep 30, 2024		Jun 30, 2024	Dec 31, 2023	Sep 30, 2023	Percentage Change
	Amount	Percentage	Amount	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,413,414	55%	$7,171,699	$7,247,392	$7,241,341	3%	2%
Oregon	2,997,843	22%	2,909,838	2,852,677	2,918,446	3%	3%
California	2,423,295	18%	2,331,793	2,269,557	2,342,345	4%	3%
Idaho	703,596	5%	665,933	659,871	672,420	6%	5%
Total deposits	$13,538,148	100%	$13,079,263	$13,029,497	$13,174,552	4%	3%

INCLUDED IN TOTAL DEPOSITS
	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023
Public non-interest-bearing accounts	$141,541	$149,012	$169,058
Public interest-bearing transaction & savings accounts	246,332	250,136	188,831
Public interest-bearing certificates	28,144	29,101	46,349
Total public deposits	$416,017	$428,249	$404,238
Collateralized public deposits	$317,960	$326,524	$300,189
Total brokered deposits	$50,333	$105,309	$162,856

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT
	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023
Number of deposit accounts	459,127	460,107	466,159
Average account balance per account	$30	$29	$28

BANR - Third Quarter 2024 Results
October 16, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF SEPTEMBER 30, 2024	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,988,948	14.92%	$1,066,549	8.00%	$1,333,186	10.00%
Tier 1 capital to risk-weighted assets	1,725,690	12.94%	799,912	6.00%	799,912	6.00%
Tier 1 leverage capital to average assets	1,725,690	10.91%	632,760	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,639,190	12.30%	599,934	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,862,242	13.95%	1,067,758	8.00%	1,334,697	10.00%
Tier 1 capital to risk-weighted assets	1,698,984	12.73%	800,818	6.00%	1,067,758	8.00%
Tier 1 leverage capital to average assets	1,698,984	10.74%	632,851	4.00%	791,063	5.00%
Common equity tier 1 capital to risk-weighted assets	1,698,984	12.73%	600,614	4.50%	867,553	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - Third Quarter 2024 Results
October 16, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Sep 30, 2024			Jun 30, 2024			Sep 30, 2023
	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)
Interest-earning assets:
Held for sale loans	$26,954	$453	6.69%	$11,665	$206	7.10%	$56,697	$765	5.35%
Mortgage loans	9,207,468	135,497	5.85%	9,006,857	129,230	5.77%	8,596,705	118,285	5.46%
Commercial/agricultural loans	1,879,215	32,547	6.89%	1,874,039	31,761	6.82%	1,826,907	29,894	6.49%
Consumer and other loans	128,548	2,154	6.67%	132,661	2,156	6.54%	138,723	2,226	6.37%
Total loans (1)	11,242,185	170,651	6.04%	11,025,222	163,353	5.96%	10,619,032	151,170	5.65%
Mortgage-backed securities	2,623,399	16,498	2.50%	2,672,187	16,850	2.54%	2,863,345	17,834	2.47%
Other securities	943,310	11,120	4.69%	958,809	11,181	4.69%	1,071,389	12,128	4.49%
Interest-bearing deposits with banks	51,604	493	3.80%	58,022	578	4.01%	43,594	529	4.81%
FHLB stock	16,664	412	9.84%	21,080	365	6.96%	16,443	385	9.29%
Total investment securities	3,634,977	28,523	3.12%	3,710,098	28,974	3.14%	3,994,771	30,876	3.07%
Total interest-earning assets	14,877,162	199,174	5.33%	14,735,320	192,327	5.25%	14,613,803	182,046	4.94%
Non-interest-earning assets	981,290			926,411			932,364
Total assets	$15,858,452			$15,661,731			$15,546,167
Deposits:
Interest-bearing checking accounts	$2,295,723	9,497	1.65%	$2,156,214	7,621	1.42%	$1,971,179	4,190	0.84%
Savings accounts	3,268,647	19,299	2.35%	3,147,522	17,200	2.20%	2,659,890	8,400	1.25%
Money market accounts	1,611,543	9,184	2.27%	1,659,327	9,124	2.21%	1,793,953	6,639	1.47%
Certificates of deposit	1,540,637	15,805	4.08%	1,503,597	14,905	3.99%	1,412,542	11,772	3.31%
Total interest-bearing deposits	8,716,550	53,785	2.45%	8,466,660	48,850	2.32%	7,837,564	31,001	1.57%
Non-interest-bearing deposits	4,601,755	—	—%	4,634,738	—	—%	5,316,023	—	—%
Total deposits	13,318,305	53,785	1.61%	13,101,398	48,850	1.50%	13,153,587	31,001	0.94%
Other interest-bearing liabilities:
FHLB advances	161,413	2,263	5.58%	259,549	3,621	5.61%	161,087	2,233	5.50%
Other borrowings	159,439	1,147	2.86%	175,518	1,160	2.66%	194,659	1,099	2.24%
Junior subordinated debentures and subordinated notes	179,075	2,971	6.60%	179,178	2,961	6.65%	182,678	2,965	6.44%
Total borrowings	499,927	6,381	5.08%	614,245	7,742	5.07%	538,424	6,297	4.64%
Total funding liabilities	13,818,232	60,166	1.73%	13,715,643	56,592	1.66%	13,692,011	37,298	1.08%
Other non-interest-bearing liabilities (2)	311,803			294,794			296,578
Total liabilities	14,130,035			14,010,437			13,988,589
Shareholders’ equity	1,728,417			1,651,294			1,557,578
Total liabilities and shareholders’ equity	$15,858,452			$15,661,731			$15,546,167
Net interest income/rate spread (tax equivalent)		$139,008	3.60%		$135,735	3.59%		$144,748	3.86%
Net interest margin (tax equivalent)			3.72%			3.70%			3.93%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,333)			(3,189)			(2,982)
Net interest income and margin, as reported		$135,675	3.63%		$132,546	3.62%		$141,766	3.85%
Additional Key Financial Ratios:
Return on average assets			1.13%			1.02%			1.17%
Adjusted return on average assets (4)			1.13%			1.04%			1.25%
Return on average equity			10.39%			9.69%			11.68%
Adjusted return on average equity (4)			10.39%			9.83%			12.51%
Average equity/average assets			10.90%			10.54%			10.02%
Average interest-earning assets/average interest-bearing liabilities			161.42%			162.27%			174.47%
Average interest-earning assets/average funding liabilities			107.66%			107.43%			106.73%
Non-interest income/average assets			0.45%			0.44%			0.32%
Non-interest expense/average assets			2.42%			2.52%			2.45%
Efficiency ratio			62.63%			65.53%			62.10%
Adjusted efficiency ratio (4)			61.27%			63.60%			59.00%

(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $2.3 million, $2.2 million and $1.9 million for the quarters ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.0 million for both the quarters ended September 30, 2024 and June 30, 2024 and $1.1 million for the quarter ended September 30, 2023.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2024 Results
October 16, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Nine Months Ended
	Sep 30, 2024			Sep 30, 2023
	Average Balance	Interest and Dividends	Yield/Cost (3)	Average Balance	Interest and Dividends	Yield/Cost (3)
Interest-earning assets:
Held for sale loans	$16,225	$826	6.80%	$55,157	$2,174	5.27%
Mortgage loans	9,036,256	390,011	5.77%	8,427,034	337,282	5.35%
Commercial/agricultural loans	1,861,182	95,155	6.83%	1,768,685	82,803	6.26%
Consumer and other loans	131,676	6,506	6.60%	138,246	6,478	6.26%
Total loans (1)	11,045,339	492,498	5.96%	10,389,122	428,737	5.52%
Mortgage-backed securities	2,674,555	50,424	2.52%	2,971,124	55,386	2.49%
Other securities	962,183	33,802	4.69%	1,220,074	40,155	4.40%
Interest-bearing deposits with banks	51,630	1,530	3.96%	47,330	1,694	4.79%
FHLB stock	18,931	986	6.96%	18,772	632	4.50%
Total investment securities	3,707,299	86,742	3.13%	4,257,300	97,867	3.07%
Total interest-earning assets	14,752,638	579,240	5.24%	14,646,422	526,604	4.81%
Non-interest-earning assets	950,588			930,934
Total assets	$15,703,226			$15,577,356
Deposits:
Interest-bearing checking accounts	$2,185,796	23,834	1.46%	$1,874,518	7,427	0.53%
Savings accounts	3,161,266	51,778	2.19%	2,604,089	15,179	0.78%
Money market accounts	1,648,208	26,696	2.16%	1,971,514	16,445	1.12%
Certificates of deposit	1,514,982	44,940	3.96%	1,118,874	21,733	2.60%
Total interest-bearing deposits	8,510,252	147,248	2.31%	7,568,995	60,784	1.07%
Non-interest-bearing deposits	4,649,297	—	—%	5,571,896	—	—%
Total deposits	13,159,549	147,248	1.49%	13,140,891	60,784	0.62%
Other interest-bearing liabilities:
FHLB advances	211,135	8,856	5.60%	219,461	8,654	5.27%
Other borrowings	171,838	3,482	2.71%	203,932	2,251	1.48%
Junior subordinated debentures and subordinated notes	179,941	8,901	6.61%	186,964	8,549	6.11%
Total borrowings	562,914	21,239	5.04%	610,357	19,454	4.26%
Total funding liabilities	13,722,463	168,487	1.64%	13,751,248	80,238	0.78%
Other non-interest-bearing liabilities (2)	303,367			289,558
Total liabilities	14,025,830			14,040,806
Shareholders’ equity	1,677,396			1,536,550
Total liabilities and shareholders’ equity	$15,703,226			$15,577,356
Net interest income/rate spread (tax equivalent)		$410,753	3.60%		$446,366	4.03%
Net interest margin (tax equivalent)			3.72%			4.07%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(9,573)			(8,770)
Net interest income and margin, as reported		$401,180	3.63%		$437,596	3.99%
Additional Key Financial Ratios:
Return on average assets			1.04%			1.21%
Adjusted return on average assets (4)			1.08%			1.34%
Return on average equity			9.76%			12.27%
Adjusted return on average equity (4)			10.16%			13.60%
Average equity/average assets			10.68%			9.86%
Average interest-earning assets/average interest-bearing liabilities			162.60%			179.07%
Average interest-earning assets/average funding liabilities			107.51%			106.51%
Non-interest income/average assets			0.40%			0.26%
Non-interest expense/average assets			2.48%			2.45%
Efficiency ratio			65.19%			61.10%
Adjusted efficiency ratio (4)			62.84%			57.19%

(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $6.5 million and $5.4 million for the nine months ended September 30, 2024 and September 30, 2023, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $3.1 million and $3.4 million for the nine months ended September 30, 2024 and September 30, 2023, respectively.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2024 Results
October 16, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this earnings release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets, and references to adjusted revenue, adjusted earnings, the adjusted return on average assets, the adjusted return on average equity and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Nine Months Ended
	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Net interest income (GAAP)	$135,675	$132,546	$141,766	$401,180	$437,596
Non-interest income (GAAP)	18,063	17,199	12,658	46,853	30,357
Total revenue (GAAP)	153,738	149,745	154,424	448,033	467,953
Exclude: Net loss on sale of securities	—	562	2,657	5,465	14,436
Net change in valuation of financial instruments carried at fair value	(39)	190	654	1,143	4,357
Adjusted revenue (non-GAAP)	$153,699	$150,497	$157,735	$454,641	$486,746

ADJUSTED EARNINGS	Quarters Ended			Nine Months Ended
	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Net income (GAAP)	$45,153	$39,795	$45,854	$122,507	$141,000
Exclude: Net loss on sale of securities	—	562	2,657	5,465	14,436
Net change in valuation of financial instruments carried at fair value	(39)	190	654	1,143	4,357
Banner Forward expenses (1)	—	—	996	—	1,334
Related net tax expense (benefit)	9	(180)	(1,033)	(1,586)	(4,830)
Total adjusted earnings (non-GAAP)	$45,123	$40,367	$49,128	$127,529	$156,297

Diluted earnings per share (GAAP)	$1.30	$1.15	$1.33	$3.54	$4.09
Diluted adjusted earnings per share (non-GAAP)	$1.30	$1.17	$1.43	$3.69	$4.54
Return on average assets	1.13%	1.02%	1.17%	1.04%	1.21%
Adjusted return on average assets (2)	1.13%	1.04%	1.25%	1.08%	1.34%
Return on average equity	10.39%	9.69%	11.68%	9.76%	12.27%
Adjusted return on average equity (3)	10.39%	9.83%	12.51%	10.16%	13.60%

(1)Included in miscellaneous expenses in results of operations.
(2)Adjusted earnings (non-GAAP) divided by average assets.
(3)Adjusted earnings (non-GAAP) divided by average equity.

BANR - Third Quarter 2024 Results
October 16, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Nine Months Ended
	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Non-interest expense (GAAP)	$96,291	$98,128	$95,891	$292,060	$285,917
Exclude: Banner Forward expenses (1)	—	—	(996)	—	(1,334)
CDI amortization	(590)	(724)	(857)	(2,037)	(2,898)
State/municipal tax expense	(1,432)	(1,394)	(1,359)	(4,130)	(3,888)
REO operations	(103)	(297)	383	(180)	585
Adjusted non-interest expense (non-GAAP)	$94,166	$95,713	$93,062	$285,713	$278,382

Net interest income (GAAP)	$135,675	$132,546	$141,766	$401,180	$437,596
Non-interest income (GAAP)	18,063	17,199	12,658	46,853	30,357
Total revenue (GAAP)	153,738	149,745	154,424	448,033	467,953
Exclude: Net loss on sale of securities	—	562	2,657	5,465	14,436
Net change in valuation of financial instruments carried at fair value	(39)	190	654	1,143	4,357
Adjusted revenue (non-GAAP)	$153,699	$150,497	$157,735	$454,641	$486,746

Efficiency ratio (GAAP)	62.63%	65.53%	62.10%	65.19%	61.10%
Adjusted efficiency ratio (non-GAAP) (2)	61.27%	63.60%	59.00%	62.84%	57.19%

(1)Included in miscellaneous expenses in results of operations.
(2)Adjusted non-interest expense (non-GAAP) divided by adjusted revenue.

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Sep 30, 2024	Jun 30, 2024	Dec 31, 2023	Sep 30, 2023
Shareholders’ equity (GAAP)	$1,793,721	$1,690,766	$1,652,691	$1,520,607
Exclude goodwill and other intangible assets, net	376,768	377,358	378,805	379,663
Tangible common shareholders’ equity (non-GAAP)	$1,416,953	$1,313,408	$1,273,886	$1,140,944

Total assets (GAAP)	$16,188,676	$15,816,194	$15,670,391	$15,507,880
Exclude goodwill and other intangible assets, net	376,768	377,358	378,805	379,663
Total tangible assets (non-GAAP)	$15,811,908	$15,438,836	$15,291,586	$15,128,217
Common shareholders’ equity to total assets (GAAP)	11.08%	10.69%	10.55%	9.81%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	8.96%	8.51%	8.33%	7.54%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Shareholders’ equity (GAAP)	$1,793,721	$1,690,766	$1,652,691	$1,520,607
Tangible common shareholders’ equity (non-GAAP)	$1,416,953	$1,313,408	$1,273,886	$1,140,944
Common shares outstanding at end of period	34,456,688	34,455,752	34,348,369	34,345,949
Common shareholders’ equity (book value) per share (GAAP)	$52.06	$49.07	$48.12	$44.27
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$41.12	$38.12	$37.09	$33.22